April 1, 1999



Mr. Vincent D. Cater
President and Chief Executive Officer
United Americas Bankshares, Inc.
23 Stillhouse Road
Atlanta, GA 30339


Dear Vince:

     This letter sets forth your agreement ("Agreement") with GMA Partners, Inc. ("GMA") as to the terms and conditions on which GMA will provide financial advisory services to United Americas Bankshares, Inc. (the "Company") and assist the Company, on a best efforts basis, to raise approximately $12,000,000 in equity capital through the sale of the Company's common stock (the "Transaction"). The proceeds of the Transaction will be used for the initial capitalization of United Americas Bank, N.A. ("Bank"), a wholly owned subsidiary of the Company.

     During the term of this Agreement, GMA shall serve as the Company's exclusive financial adviser and sales agent with respect to the Transaction, although it is contemplated that officers and directors of the Company may assist the Company in effecting the Transaction. GMA will not, however, purchase any securities of the Company for resale or otherwise act as an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Act"), in connection with the Transaction.

     The Company anticipates that the equity capital will be raised through the sale of common shares of the Company commencing in April of this year. The shares will be offered to investors via a Registration Statement to be prepared by the Company and filed with the Securities and Exchange Commission and state securities regulators as required (the "Offering"). It is anticipated the Company's Board of Directors and Board of Advisors, together with their Hispanic contacts, will invest approximately fifty-one percent (51%) of the funds required to complete the Transaction. Proceeds of the Offering will be placed in escrow as described in the draft Registration Statement prepared by the Company and delivered to GMA prior to execution of this Agreement and released as described therein.

     This Agreement shall become effective upon the execution hereof by the Company. The term of this Agreement shall be four (4) months from the date of the acceptance of this Agreement (the "Term"), provided that GMA may continue to work with and solicit funds from prospective investors contacted (as defined below) prior to the
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Vincent D. Cater
United Americas Bankshares, Inc.
April 1, 1999
Page 2

termination of this Agreement. This Agreement may be terminated by either the Company or GMA after the four (4) months for any reason by providing the other party five (5) business days written notice of its election to terminate. The Company shall be liable for fees and expense reimbursements as provided for in this Agreement and the Company's indemnification obligations set forth herein shall survive such termination. If the Company, or any successor thereof, Closes the Transaction during the Term of this Agreement or receives money into the escrow account within six (6) months after the Registration Statement is initially filed with the Securities and Exchange Commission from any party with which the Company, its officers, directors, shareholders or GMA has had "contact " (as defined below) concerning the proposed Transaction during the term of this Agreement; then GMA shall be due and paid the Success Fee (as hereinafter defined) upon the Closing of the Transaction. For the purpose of this Agreement, "contact" is defined as meetings, telephonic or telecopier communication, written communication or transmission of communication or information by computer medium with or to prospective equity investors.


I.   PERFORMANCE OF SERVICES.

GMA agrees to provide the following services to the Company in connection with the transaction:

     (i) Serve as the exclusive financial advisor to the Company in connection with all phases of the Offering;

     (ii) Coordinate preparation of a list of potential investors for the purpose of identifying and contacting target investors;

     (iii) Act as sales agent in marketing the shares and assist the Company in the Transaction on a best efforts basis; and

     (iv) Perform other related activities reasonably requested by the Company in regard to the Transaction.

     GMA represents and warrants that it and its applicable agents and employees have all requisite licenses and permits to perform its obligations contained herein, and that it and its applicable agents and employees are duly licensed, where such licensure is necessary or appropriate, as a broker or dealer under Federal laws and under the laws of each state where GMA will offer or sell the Company's securities.

     The Company agrees to provide to GMA, among other things, all financial data, corporate records, and information requested or reasonably required by GMA to provide its services outlined in this Agreement. GMA shall have the right to rely upon the accuracy and completeness of all information provided regarding the Company, without the need for GMA to independently verify such accuracy or
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Vincent D. Cater
United Americas Bankshares, Inc.
April 1, 1999
Page 3

completeness. All information, including in any offering memorandum, shall be provided by and be the responsibility of the Company.


II.  COMPENSATION OF SERVICES

     In consideration of services performed, the Company agrees to pay or compensate GMA as follows:

     a. Upon invoice, reimbursement for all reasonable documented expenses incurred in connection with the performance of GMA's services pursuant to this Agreement, including the cost of legal counsel retained on our behalf. Expenses shall primarily consist of, but are not limited to legal, travel, delivery and data services as well as other related communications expenses. Once expenses reach an aggregate total of $30,000, GMA will seek the Company's approval before accruing any additional expenses; provided, however, legal fees will not exceed $20,000. It is anticipated that the Company will pay for road show expenses directly and that counsel retained by the Company will be responsible for preparing the required offering materials.

The Company agrees to pay GMA and be responsible for the following fees (the "Success Fee") upon payment to the Company of the funds in escrow upon the termination of the Escrow Agreement as described in the Registration Statement (the "Closing"):

     b. If less than $10.5 million is transferred from the escrow account to the company on the date of Closing (the "Closing Date"), the Success Fee shall equal the product of $0.15 per share times the number of shares sold by GMA retail brokers to their retail clients and contacts, not including any shares sold to GMA's partners, Board of Directors members, or Advisory Board members.

     c. If more than $10.5 million is deposited into the escrow account on or prior to six (6) months from the acceptance of this Agreement and the Closing occurs, the Success Fee shall equal the lesser of: (i) the sum of $100,000 plus the product of 2/15 times the amount deposited into the escrow account above $10.5 million, or (ii) $300,000.

     d.   If $12 million is deposited into the escrow account within two
          (2) months after the Registration Statement is initially filed with the Securities and Exchange Commission and the Closing occurs, the Success Fee will be increased by $100,000.
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Vincent D. Cater
United Americas Bankshares, Inc.
April 1, 1999
Page 4


     e. If $12 million is deposited into the escrow account between two months and four months after the Registration Statement is initially filed with the Securities and Exchange Commission and the Closing occurs, the Success Fee will be increased by $50,000.


III. Indemnification

     In the event that GMA becomes involved in any capacity in any action, proceeding or investigation in connection with the performance by GMA of the services contemplated by this letter, which involvement is not a result of GMA's breach of GMA's representations and warranties contained herein, gross negligence or willful malfeasance in the performance of such services, the Company will, upon the written request of GMA from time to time, reimburse GMA for its reasonable legal and other expenses (including the reasonable cost of any investigation and preparation) incurred in connection therewith. The Company will also indemnify GMA against any losses, claims, damages or liabilities to which it may become subject in connection with the performance by GMA of the services contemplated by this letter, except to the extent that any such loss, claim, damage, liability or expense results from GMA's breach of GMA's representations and warranties contained herein, gross negligence or willful malfeasance in performing the services which are the subject of this letter. If for any reason the foregoing indemnification is unavailable to GMA or insufficient to hold GMA harmless, then the Company shall contribute to the amount paid or payable by GMA as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and GMA on the other hand, but also the relative fault of the Company and GMA, as well as any relative equitable considerations, except that the Company shall not in any event be responsible for any such loss, claim, damage or liability resulting from GMA's breach of GMA's representations and warranties contained herein, gross negligence or willful malfeasance in performing the services which are the subject of this Agreement; provided, however, that in no event shall the amount contributed by GMA pursuant to this paragraph exceed the amount of fees actually received by GMA under this Agreement. The Company's reimbursement, indemnity and contribution obligations under this paragraph shall be in addition to any liability which it may otherwise have, shall extend upon the same terms and conditions to GMA's employees and controlling persons (if any), and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of GMA and any such person. The Company agrees that neither GMA nor any of its directors, agents, or affiliates shall have any liability to the Company for any losses, damages, liabilities or expenses arising out of the performance of services by GMA under this Agreement, unless it is finally determined judicially that such losses, damages, liabilities or expenses resulted directly from the breach of GMA's representations and warranties contained herein, gross negligence or willful malfeasance of GMA.


V.   DISCLOSURE
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Vincent D. Cater
United Americas Bankshares, Inc.
April 1, 1999
Page 5

     Any financial or other advice or documentation rendered by GMA or prepared by or on behalf of GMA pursuant to this Agreement shall not be disclosed publicly in any manner without the prior consent of GMA. All non-public information provided by the Company to GMA will be considered to be confidential information and shall be maintained as such by GMA until the same becomes known to third parties or the public without release thereof by GMA.

     The Company agrees to provide GMA, among other things, all reasonable information requested or reasonably required by GMA or a potential investor, including but not limited to, information concerning projected financial results and contingent liabilities or claims. The Company will advise GMA in a timely manner if in management's judgment any material change, adverse or otherwise, occurs in its business or finances during the term of this Agreement.


IV.  PUBLIC NOTICE

     Following the completion of a Transaction, the Company agrees that GMA has the right to place advertisements in financial and other newspapers and journals as GMA deems appropriate, describing its services to the Company, provided that GMA shall submit copies of such advertisements to the Company so that the Company may consent to the form, content and timing of such advertisements. Such consent shall not be unreasonably withheld or delayed.


V.   ENTIRE AGREEMENT, ETC.

     This Agreement sets forth the entire understanding of the parties relating to the subject matter hereof and supersedes and cancels any prior communications, understandings and agreements. This Agreement cannot be modified or changed, nor can any of its provisions be waived, except by written agreement executed by both parties hereto.


VI.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia. The parties hereto agree to submit to arbitration any action or dispute arising under this Agreement or any action to enforce the terms hereof. Such arbitration shall be determined pursuant to the procedure and rules as prescribed and adopted by the National Association of Securities Dealers, Inc.


VII. SEVERABILITY
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Vincent D. Cater
United Americas Bankshares, Inc.
April 1, 1999
Page 6


     If any term, provision, covenant or restriction contained in this Agreement, including Article III, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


VIII.     ACCEPTANCE

     Please confirm your acceptance of the foregoing terms of the Agreement by signing and then returning an executed original of the Agreement whereupon it shall become a binding agreement between the Company and GMA. The terms of this Agreement will expire on April 3, 1999, unless accepted by you prior to such date.

                                   Very truly yours,

                                   GMA Partners, Inc.




                                   By:  __________________________
                                        Victor Rodriguez,
                                        Managing Director



Accepted and agreed to as of April ____, 1999:

United Americas Bankshares, Inc.




By:  ________________________
     Vincent D. Cater,  President and Chief Executive Officer